Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-50543 and 333-142623 of Kforce Inc. on Form S-8 of our report dated June 24, 2009 relating to the financial statements and financial statement schedules of the Kforce Inc. 401(k) Retirement Savings Plan as of December 31, 2008 and 2007 and for the year ended December 31, 2008, appearing in this Annual Report on Form 11-K of Kforce 401(k) Retirement Savings Plan for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Tampa, Florida

June 24, 2009